SCHEDULE 2

                                IMC AGRIBUSINESS

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS


                                         BALANCE,     AMOUNTS
                                        BEGINNING    CHARGED TO                    BALANCE,
                                         OF YEAR      EXPENSE      DEDUCTIONS(1)     END OF YEAR
                                        ----------   ----------   -------------   -----------
Year Ended December 31, 1996..........  $2,828,287   $3,687,300    $(2,406,772)   $4,108,815

Year Ended December 31, 1997..........  $4,108,815   $4,177,554    $(3,956,848)   $4,329,521

Year Ended December 31, 1998..........  $4,329,521   $  905,138    $(1,550,731)   $3,683,928



------------------


(1) Amounts determined not to be collectible, net of recoveries.


                                      S-2